EXHIBIT 99


                               UNITY BANCORP, INC.
                      ANNOUNCES EIGHT (8) BRANCH EXPANSIONS

     CLINTON, NEW JERSEY -- Unity Bancorp, Inc. (AMEX:"UBI" "UBI.WS"), parent company of First Community Bank, announced today that it had executed long-term leases for eight new branch locations. The branches, former offices of First Union National Bank or CoreStates Bank, are located in Cranford, Kenilworth, Berkeley Heights and Springfield in Union County and New Brunswick, North Brunswick, South Plainfield and Edison in Middlesex County. The Company had previously announced the execution of a lease for a new branch in the Colonia section of Woodbridge Township, Middlesex County, New Jersey and construction of a new office in Whitehouse, Hunterdon County, New Jersey. The Bank anticipates that pending regulatory approval, the branches will open in stages in February through May of 1999. At the completion of this expansion, Unity Bancorp, Inc. will have a 17 branch network serving local communities, placing them among the top 10 commercial institutions in the State of New Jersey.

     Mr. Robert J. Van Volkenburgh, Jr., Chairman and Chief Executive Officer of the Company, stated "These branches provide the Company with an historic opportunity to significantly increase the scope and value of our franchise, while continuing to operate in familiar communities where our formula has proven successful. The communities served by these new branch locations are natural extensions of our current branch network, and demographically resemble the communities in which we currently conduct business. Each of these communities has a significant number of small businesses, our target market. This expansion conforms perfectly with the strategic plan outlined to our investors in 1996. We believe that acquiring this package of branches provides us with an excellent cost efficient manner of significantly enhancing the size and value of our franchise."

     Mr. John F. Tremblay, President of Unity Bancorp, Inc. noted, "By acquiring existing branch locations, our cost will be substantially less than would be required for building de novo facilities. Historically these branch sites have averaged $50 million in deposits. We anticipate our breakeven point for these locations to be $9 million in deposits. This can be achieved within the first year."

     Unity Bancorp, Inc. is the holding company for First Community Bank, a New Jersey commercial bank operating through its main office in Clinton and six offices located in Linden, Springfield, North Plainfield, Scotch Plains, and Union, New Jersey.

     This news release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, affecting components of the Company's future performance during 1999. The Company believes such statements to be



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reasonable and makes them in good-faith; however, the Company's actual results may vary substantially from such forward-looking statements. Factors which may make the actual results differ from the anticipated results include, but are not limited to, changes in economic activity in the Bank's local market areas, changes in market rates of interest, unforseen competition, changes in customer economic activity which may affect deposit activity and loan originations and other uncertainties, all of which are difficult or impossible to predict and are beyond the control of the Company. Accordingly, investors should not rely upon these forward-looking statements in making investment decisions.



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